Exhibit (p)(17)

Proprietary and Confidential

SMITH CAPITAL INVESTORS, LLC

Code of Ethics

Amended December 2019

SMITH CAPITAL INVESTORS, LLC

Code of Ethics

Table of Contents

1. Background	1
2. Definitions	1
3. General Standards & Guiding Principals	4
4. Personal Trading Policy	5
5. Insider Trading Policy	11
6. Selective Disclosure	12
7. Diversion of Firm Business or Investment Opportunity	12
8. Dealings with Government & Industry Regulators	13
9. Political Contributions & Public Office	13
10. Gifts & Entertainment	13
11. Service on a Board of Directors/Outside Business Activity	14
12. Employee Acknowledgement	15

SMITH CAPITAL INVESTORS, LLC

Code of Ethics

1.     Background

Smith Capital Investors, LLC (“Smith” or “Company”) has established a Code of Ethics (the “Code”) requiring compliance with all applicable regulations under the Advisers Act, the IC Act, and Federal Securities Law by all employees, officers and other Access Persons of Smith Capital Investors.

The Code applies to all Smith Capital Investors employees, directors and officers unless otherwise noted in particular sections. Each person subject to the Code must acknowledge that he or she has received, read, and agrees to be bound by the Code. Any questions with respect to this Code of Ethics should be directed to Smith Capital Investors Chief Compliance Officer (CCO), Roberta Tucker. As discussed in greater detail below, Employees must promptly report any violations of the Code to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

The Code is drafted broadly; it will be applied and interpreted in a similar manner. You may be uncertain about the application of the Code in a particular circumstance. Smith Capital Investors encourages each Employee to raise questions regarding compliance.

The CCO may appoint one or more assistant compliance officers or hire outside consultants to assist the with their duties. The CCO is responsible for periodically reviewing, testing, updating and effectively communicating to Employees the Code and other policies and procedures of Smith Capital Investors. The CCO may delegate these responsibilities but will always maintain oversight.

The CCO, or delegate, will provide guidance on the interpretation and application of Smith Capital Investors policies and procedures and will handle many of the day-to-day compliance matters. If applicable, the CCO will report to management of the Smith Capital Investors periodically and as matters arise (if deemed necessary by the CCO) on the implementation and effectiveness of the Code and other compliance matters. The CCO, or delegate, will recommend to management any updates or amendments to the Code or other policies and procedures that the CCO deems necessary.

2.     Definitions

The following defined terms are used throughout this Code of Ethics:

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“Access Person” - An Access Person is an Employee/Supervised Person who has access to non-public information regarding any Client’s trading, who is involved in making securities recommendations to Clients, who has access to non-public securities recommendations, or has been designated an Access Person by the CCO.

“Advisers Act” - Investment Advisers Act of 1940

“Automatic Investment Plan” - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” - As set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the 34 Act, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family or related parties sharing the same household; provided however, this presumption may be rebutted. The term immediate family includes but is not limited to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the securities to which the report relates.

“Chief Compliance Officer or CCO” - shall mean the individual, designated by Smith Capital Investors, as responsible for administering the Compliance Program. Roberta Tucker is Smith Capital Investors Chief Compliance Officer.

“Client” - Smith Capital Investors registered investment companies, any separate accounts, unregistered investment funds, and the ALPS | Smith Mutual Funds.

“Employees” - All officers, directors, and employees of Smith Capital Investors.

“Federal Securities Laws” - Means the 33 Act, 34 Act, the Sarbanes-Oxley Act of 2002, IC Act, Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

“Front-Running” - A practice generally understood to be investment advisory personnel personally trading ahead of a pending trade for Client accounts.

“Investors” – Shareholders in the Mutual Funds, or Limited partners.

“IC Act” - Investment Company Act of 1940.

“IPO” - An “Initial public offering” is an offering of securities registered under the 33 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 34 Act.

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“Insider Trading” - Although not defined in securities laws, insider trading is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law.

“Limited Offering” - An offering that is exempt from registration under the 33 Act pursuant to section 4(2) or section 4(6) or pursuant to Rules 504, 505, or 506 of Regulation D.

“Material Information” - Information that a reasonable investor would consider important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

“ALPS | Smith Mutual Funds” - ALPS | Smith Short Duration Bond Fund, ALPS | Smith Total Return Bond Fund

“MyComplianceOffice. (“MCO”)” - On-line compliance management application used to manage employee disclosures, employee personal trading, and certain reporting requirements. MCO can be accessed at https://www.mycomplianceoffice.com

“Non-Access Person” – Employees or contractors deemed to not have access to non-public information regarding any client’s trading, who is not involved in making securities recommendations to clients, who do not have access to non-public securities recommendations, or has not been designated an Access Person by the CCO as allowable under applicable rules.

“Non-Public Information” - Information that has not been available to the investing public.

“Non-Public Personal Information” - Personally identifiable financial information, including any information a Client provides to obtain a financial product or service; any information about a Client resulting from any transaction involving a financial product or service; or any information otherwise obtained about a Client in connection with providing a financial product or service to that Client; and any list, description, or other grouping of Clients (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information. Examples of Non-public Personal Information include name, address, phone number (if unlisted), social security and tax identification numbers, financial circumstances and income, and account balances.

“Private Funds” - Unregistered privately offered funds sponsored or managed by Smith Capital Investors.

“Reportable Security” - Any Security (as defined below), with six (6) exceptions: 1) Transactions and holdings in direct obligations of the Government of the United States; 2) money market instruments — bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; 3) shares of money market funds; 4) transactions and holdings in shares of other types of mutual funds, unless Smith Capital Investors acts as the investment adviser or principal underwriter for the fund; 5) transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds; and (6) open end ETFs.

“RIC” “Registered Investment Company” - an investment company registered under the IC Act.

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“Scalping” - A practice generally understood to be investment advisory personnel personally benefiting from small gains in short-term personal trades in securities being traded in advisory accounts.

“Security” - Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

“Supervised Person” - Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Smith Capital Investors, or other person who provides investment advice on behalf of Smith Capital Investors and is subject to Smith Capital Investors supervision and control.

3.     General Standards & Guiding Principals

The Code is predicated on the principle that Smith Capital Investors owes a fiduciary duty to its Clients. Accordingly, all Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients. All Employees will act with competence, dignity and integrity, in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees.

At all times, Smith Capital Investors will:

●	Place Client interests ahead of Smith Capital Investors – As a fiduciary, Smith Capital Investors will serve in its clients’ best interests. In other words, Employees may not benefit at the expense of an advisory clients. This concept is particularly relevant when Employees are making personal investments in securities traded by advisory Clients.
●	Engage in personal investing that is in full compliance with Smith Capital Investors Code of Ethics – Employees must review and abide by Smith Capital Investors Personal Securities Transaction and Insider Trading Policies.
●	Avoid taking advantage of your position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with Smith Capital Investors, or on behalf of an advisory client, unless in compliance with the Gift Policy below.
●	Maintain full compliance with the Federal Securities Laws – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act and Rule 17j-1 under the IC Act.

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●	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;

Risks

In developing this policy and procedures, Smith Capital Investors considered the below material risks associated with administering the Code.

●	Access Person engages in various personal trading practices that wrongly make use of non-public information resulting in harm to Clients or unjust enrichment to access person. (These practices include trading ahead of Clients and passing non-public information on to spouses and other persons over whose accounts the access person has control.)
●	Access Persons are able to cherry pick Clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts
●	One or more Employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients
●	Employees take advantage of their position by accepting excessive gifts or other gratuities (including access to IPO investments or early stage investments) from individuals seeking to do business with Smith Capital Investors

●	The personal trading of Employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act

●	Access Persons are not aware of what constitutes insider information

●	Employees serve as trustees and/or directors of outside organizations. (This could present a conflict in a number of ways; for example, if Smith Capital Investors wants to recommend the organization for investment or if the organization is one of its service providers.)

Non-supervised individuals

Smith Capital Investors may share office space with individuals that are not employed by Smith Capital Investors. Such individuals will not have access to file servers or secure file rooms. In such circumstances, the individual will enter into a non-disclosure agreement with Smith Capital Investors and provide quarterly representations certifying that they have not violated the spirit of the code of ethics among other things.

Temporary employees performing administrative services will not be subject to the trading restrictions and reporting requirements under the Code of Ethics.

4.     Personal Trading Policy

Employees may not purchase or sell any security in which the Employee has beneficial ownership unless the transaction occurs in an exempted security or the Employee has complied with the applicable pre-clearance and disclosure policies set forth within this section.

MyComplianceOffice

Smith Capital Investors utilizes MyComplianceOffice “MCO” to manage employee disclosures, employee personal trading, and other reporting requirements. MCO is an automated, cloud-based technology providing employee-monitoring tasks—including personal trade monitoring; management of affirmations, disclosures, and compliance activities; a case management tool to help keep compliance projects on track; and gifts, entertainment, and contributions tracking. Proactive trade-blocking capabilities block prohibited trades before they’re placed and alert compliance staff when they’re attempted. Employee-monitoring technology which automates pre-clearance and transaction review, gift and contribution logs, and email alerts for employees. All related reporting and approval forms are located on the MCO portal. Access the portal by clicking: www.mycomplianceoffice.com.

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Code of Ethics, December, 2019

General Prohibitions

●	Employees may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions
●	Employees may not engage in fraudulent conduct in connection with the trading of securities in a Client account
●	Employees may not personally benefit by causing a Client to act, or fail to act, in making investment decisions
●	Employees are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Smith Capital Investors and our Clients
●	Employees may not purchase securities in an Initial Public Offering (IPO)

Beneficial Ownership

Employees are the beneficial owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in the name of an Employees:

●	Spouse or equivalent domestic partner

●	Minor children

●	A relative sharing their home to whom they provide financial support

●	Trusts for which they are a beneficiary

Thirty Day Rule – Prohibition on Short Term Profits

Smith Capital Investors discourages short term personal trading. All Employees, including Access Persons, are not allowed to purchase and sell, or sell and purchase, the same Reportable Security within thirty (30) calendar days without special approval by the CCO: Calculations are determined by the Last-in, First-out (LIFO) method.

Reporting

In order to provide Smith Capital Investors with information to enable it to determine with reasonable assurance any indications of Insider Trading, Scalping, Front-Running or appearance of a conflict of interest with the trading by Smith Capital Investors Clients, each Employee shall provide the following disclosures through MCO to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions.

Reportable Securities

Reportable Securities include all securities, whether publicly or privately traded, and any derivative thereof. Listed below are commonly traded securities considered Reportable Securities under the Code.

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●	Stocks
●	Corporate Bonds
●	Municipal Bonds
●	REITs
●	Private Placements
●	Hedge Funds
●	Closed-end funds
●	UIT ETF Securities
●	ALPS | Smith Mutual Funds

Exempt Securities

Employees are required to provide initial and periodic reports (See Reporting section below) regarding transactions and holdings in any security (i.e. a Reportable Security), except for the following:

●	Open End ETF Securities

●	Direct obligations of the Government of the United States

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements
●	Shares issued by money market funds

●	Interests in 529 college savings plans
●	Shares issued by open-end funds other than mutual funds sub-advised by Smith Capital Investors

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Smith Capital Investors Funds

Commodities, futures, and options traded on a commodities exchange, including currency futures are not considered securities. However, futures and options on any group or index of securities shall be considered securities.

Pre-Clearance Procedures

Access Persons must have clearance for all Reportable Securities, other than those listed as Exceptions below, before completing the transactions. Smith Capital Investors reserves the right to disapprove of any proposed transaction that may have the appearance of improper conduct.

Access Persons must receive approval for personal trades from the CCO or their designee by submitting a trading request in MCO under the "Pre-clearance Approval" section. Once pre-clearance is granted to an Access Person, such pre-clearance will remain valid for two (2) business days following the date of the approval. If the Access Person wishes to transact in that security after the lapse of the two (2) day window, he or she must again obtain pre-clearance from the CCO or their designee. Unless otherwise noted, no pre-clearance is required for transactions taking place in the exempted securities noted above.

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All Employees (Access Persons and Non-Access Persons) must request approval for all personal trades in ALPS | Smith Mutual Funds, IPOs, and private placements. Open-end funds for which Smith Capital Investors is not the investment adviser or sub-adviser are considered exempt securities.

Initial and Annual Holdings Reports

All new employees are required to report all Reportable Securities holdings and brokerage accounts not later than 10 days after the commencement of their employment. All brokerage accounts must be entered into MCO and appropriately authenticated. Duplicate brokerage statements or data feeds into MCO may serve this purpose unless determined otherwise by the CCO. The initial holdings report must be current as of a date, not more than 45 days prior to the date the person becomes subject to the Code.

Existing Employees are required to provide a complete list of Reportable Securities on an annual basis. Duplicate brokerage statements or data feeds into MCO may serve this purpose unless determined otherwise by the CCO.

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee's direct or indirect benefit; and (c) the date the Employee submits the report. In the event that Employee submits brokerage or custodial statements or data feeds into MCO to satisfy the initial and/or annual holdings report requirement, Employee must be certain that such statements include the information listed above.

All accounts for which an Employee does not have any direct or indirect influence or control over must be reported as an account within MCO and the Smith Capital Investors employee must acknowledge they do not maintain discretion or control.

Quarterly Transaction Reports

Employees shall be required to establish a direct data link within Smith Capital Investors through MCO. Employees may also be required to instruct their broker-dealers to send to Smith Capital Investors duplicate broker trade confirmations and/or account statements. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund) or an electronic feed is not available, such transactions shall be reported separately on the quarterly personal securities transaction report found in MCO. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.

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Employees shall also report on a quarterly basis, not later than 30 days after the end of the calendar quarter, the name of any new account established by the Employee during the quarter in which any Reportable Securities were held during the quarter for the direct or indirect benefit of the Employee, the date the account was established, and the date the report was submitted.

Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

Exceptions from Reporting and Pre-Clearance Requirements

The trading restrictions on Reportable Securities do not apply to any investment vehicle for which an Employee has no direct or indirect influence or control. These accounts will still need to be disclosed, but transactions are exempt from the reporting requirements.

An Employee is not required to submit:

●	A transaction or initial and annual holdings report through MCO with respect to securities held in accounts over which the Employee has no direct or indirect influence or control (i.e., any transactions occurring in an account that is managed on a fully discretionary basis by an unaffiliated money manager and over which such employee has no direct or indirect influence or control)
●	A transaction report through MCO with respect to transactions effected pursuant to an Automatic Investment Plan (holdings reconciliation should take place during the annual Holdings Disclosure)
●	Pre-clearance requests for transactions in Exchange Traded Funds (“ETFs”), Exchange Traded Notes (“ETNs”), Unit Investment Trust (“UIT”) as well as any related options. Transactions in open-end ETF’s and ETN’s are required to be disclosed on a quarterly basis

In addition, from time to time, the CCO may exempt certain transactions on a fully documented trade-by-trade basis.

Trading and Review

Smith Capital Investors strictly forbids Front-Running Client accounts, which is a practice generally understood to be Employees personally trading ahead of a pending Client transaction. The CCO will monitor Employees’ investment patterns to detect these abuses.

Employee trading activity will be reviewed against the firms’ trading activity to identify any abuses. In addition, Smith Capital Investors may question, though does not prohibit, trading activity reported by Employees’ within the most recent 15 days in which an issuer, not limited to the same direction of trade, is or has been held for by a Smith Capital Investors Fund.

The reason for the post transaction review process is to ensure that Smith Capital Investors has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of advisory Clients will identify potential conflicts of interest or the appearance of a potential conflict.

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If it’s discovered that an Employee is personally trading contrary to the policies set forth above, to help determine the appropriate course of action the Employee shall meet with the CCO and/or Gibson Smith to review the facts surrounding the transactions.

Reporting Violations and Remedial Actions

Smith Capital Investors takes the potential for conflicts of interest caused by personal investing very seriously. As such, all Employees are required to promptly report any violations of the Code of Ethics to the CCO. You may also report any concerns anonymously via the Confidential Reporting Form located on the MCO site.

Smith Capital Investors management is aware of the potential matters that may arise as a result of this requirement and shall take action against any Employee that seeks retaliation against another for reporting violations of the Code of Ethics.

If any violation of our Personal Trading Policy is determined to have occurred, the CCO may impose sanctions and take such other actions as they deem appropriate, including, without limitation, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, disgorgement of profits in excess of the execution price received by the Client, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Client(s), if any, or given to a charity, as the CCO shall determine is appropriate.

5.     Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, non-public information by such investment adviser or any person associated with such investment adviser.

This policy covers all employees, as well as any transactions in any securities, participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is an officer, director or 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Material Information

Individuals may not be held liable for trading on inside information unless the information is Material Information. Advance knowledge of the following types of information would be included as Material Information:

●	Dividend or earnings announcements

●	Write-downs or write-offs of assets

●	Additions to reserves for bad debts or contingent liabilities
●	Expansion or curtailment of company or major division operations
●	Merger, joint venture announcements

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●	New product/service announcements
●	Discovery or research developments
●	Criminal, civil and government investigations and indictments
●	Pending labor disputes
●	Debt service or liquidity problems
●	Bankruptcy or insolvency problems
●	Tender offers, stock repurchase plans, etc.
●	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities, and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Non-Public Information

In order for issues concerning Insider Trading to arise, information must not only be material but also Non-Public. Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, but there must also be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

6.     Selective Disclosure

Employees must never disclose proposed/pending trades to any Client or another individual/entity outside of Smith Capital Investors. Additionally, Employees must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CCO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of Smith Capital Investors' fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio to certain Investors/outside parties may also be viewed as Smith Capital Investors engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and our website is subject to the CCO’s approval in accordance with our Marketing policy and procedures. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CCO. In determining whether or not to approve the dissemination of holdings information, the CCO will consider, among other things, how current the holdings information is and the ALPS | Smith Mutual Fund's disclosure policy.

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7.     Diversion of Firm Business or Investment Opportunity

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Smith Capital Investors and in which he or she knows Smith Capital Investors might be expected to participate or have an interest, without disclosing in writing all necessary facts to the CCO, offering the particular opportunity to Smith Capital Investors, and obtaining written authorization to participate from the CCO.

Any personal or family interest of an Employee in any Smith Capital Investors business activity or transaction must be immediately disclosed to the CCO. For example, if an employee becomes aware that a transaction being considered or undertaken by Smith Capital Investors may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the CCO.

8.     Dealings with Government & Industry Regulators

Smith Capital Investors policy forbids payments of any kind by it, its Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.

It is expected and required that all Employees fulfill their personal obligations to governmental and regulatory bodies. Those obligations include the filing of appropriate federal, state and local tax returns, as well as the filing of any applicable forms or reports required by regulatory bodies.

9.     Political Contributions & Public Office

The following outlines Smith Capital Investors policies with respect to political contributions and public office:

●	Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $350.00 per candidate whom you are entitled to vote, per election
●	Political contributions, gifts, subscription, loans, advance, or deposit of money or anything of value are not to exceed $150.00 per candidate whom you are NOT entitled to vote, per election

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●	Contributions by Smith Capital Investors and/or Employees to politically connected individuals/entities who may have the ability, in some way, to influence Clients to Smith Capital Investors are strictly prohibited
●	No Employee can hold a public office if it in any way conflicts with Smith Capital Investors business

Employees must report their intent to make a contribution submitting a “political contribution” entry in MCO.

10.   Gifts & Entertainment

Employees’ Receipt of Business Meals, Sporting Events and Other Entertainment Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable, not lavish or extravagant in nature and the Employee is accompanied by the giver. In the event that the estimated cost of the meal, event, etc. is greater than $500.00, the Employee must report his/her attendance at the meal, event, etc. to the CCO. If the event is highly publicized such that the tickets may be selling in excess of their face value, the Employee must consider the mark-up for the reporting requirements.

Employees’ Receipt of Gifts

Employees must report their intent to accept gifts over $100.00 (either one single gift, or in aggregate on an annual basis) to the CCO by submitting a gift receipt in MCO. Reasonable gifts received on behalf of the Company shall not require reporting. Examples of reasonable gifts include holiday gift baskets and lunches brought to the offices by service providers. Employees are prohibited from receiving cash or cash equivalents.

Employees’ Giving of Gifts

Smith Capital Investors and its Employees are prohibited from giving gifts that may be deemed as excessive and must obtain approval to give all gifts in excess of $100.00 to any Client, prospective Client or any individual or entity that Smith Capital Investors is seeking to do business with. Employees are prohibited from giving cash or cash equivalents.

Travel Expenses

Employees may charge normal and reasonable travel and travel-related expenses incurred for a Smith Capital Investors business purpose. Such expenses may include meals and incidentals, travel costs (air, train, etc.), lodging expenses, business phone calls, and other miscellaneous travel related expenses. When incurring such expenses, Employees must use reasonable judgment and generally be aware of escalating travel costs. While Smith Capital Investors has not prescribed limits on such expenses, Smith Capital Investors may reiterate its policy with Employees as necessary.

Smith Capital Investors will pay for all travel expenses (airline, hotel, meals, and incidentals) related to Employees’ attendance at conferences, company visits, etc. In the event that any such expenses are included as part of the event, Employees shall report the approximate value of such expense to the CCO. The CCO will evaluate such covered expenses to determine whether reasonable and appropriate. Smith Capital Investors has adopted this policy in order to monitor any potential conflicts of interest associated with our relationships with outside service providers.

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Code of Ethics, December, 2019

11.   Service on a Board of Directors/Outside Business Activity

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. Employees are prohibited from engaging in such outside activities without prior written approval from the CCO.

●	Employees are to avoid any business activity, outside employment or professional service that competes with Smith Capital Investors or conflicts with the interests of Smith Capital Investors or its Clients
●	An employee is required to obtain the approval from the CCO before becoming a director, officer, partner or sole proprietor of a “for profit” organization. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and Smith Capital Investors
●	Employees may not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships
●	Employees may not use Smith Capital Investors resources, including computers, software, proprietary information, letterhead, and other property in connection with any employment or other activity outside Smith Capital Investors
●	Employees must disclose to the CCO a conflict of interest or the appearance of a conflict with Smith Capital Investors or Clients and discuss how to control the risk

On at least an annual basis Employees may be asked to disclose all outside affiliations. Any director/trustee positions with public companies or companies likely to become public are prohibited without the prior written approval of the CCO.

12.   Employee Acknowledgement

All Employees are required to complete the Code of Ethics Acknowledgement via MCO, both initially upon the commencement of your employment with Smith Capital Investors and annually thereafter, to acknowledge and certify that you have received, reviewed, understand and shall comply, or have complied with, the policies and procedures as set forth in the Code of Ethics. In addition, all Employees must be aware of and comply with the following undertakings:

●	Be thoroughly familiar with the policies and procedures set forth in this Code of Ethics

●	Upon the request of the CCO, provide initial and annual written certification that you have read and understand, and will comply with, the policies and procedures set forth in this Code of Ethics and any other compliance materials distributed to you by the CCO
●	Notify the CCO promptly in the event you have any reason to believe that you may have failed to comply with (or become aware of another person’s failure to comply with) the policies and procedures set forth in this Code of Ethics

Smith Capital Investors

Code of Ethics, December, 2019

●	Notify the CCO promptly if you become aware of any practice that arguably involves Smith Capital Investors in a conflict of interest with any of its advisory accounts including unregistered investment funds
●	Cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge their respective duties under the Code of Ethics and (ii) Smith Capital Investors to comply with the securities laws to which it is subject
●	Notify the CCO promptly if you become aware of any part of any disclosure document that you believe may be inaccurate, incomplete or out of date in any respect

Smith Capital Investors

Code of Ethics, December, 2019